UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 8, 2005

Navigant Consulting, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28830	36-4094854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

615 North Wabash, Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

(312) 573-5600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2004, Navigant Consulting, Inc., a Delaware corporation (the “Company”), announced that it had acquired Casas, Benjamin & White LLC (“Seller”), a privately-held financial restructuring, workout assistance and merger, acquisition and corporate finance advisory services consulting firm, pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) among the Company, Seller, the members of Seller and the owners of such members. The Company purchased substantially all of the assets of Seller, which primarily consist of client contracts and relationships and accounts receivable, for a purchase price consisting of:

•	$38 million in cash paid at closing, and

•	shares of common stock of the Company to be issued in each of February of 2006, 2007 and 2008, equal to 65,136 plus and an additional number of shares of common stock of the Company valued at $1,583,333, based on an average closing price per share for shares of the Company’s common stock prior to the date such shares are issued.

In connection with the Asset Purchase Agreement, the Company entered into five-year employment agreements with Edward Casas and Gerald Benjamin, the two principals of Seller.

A copy of the Asset Purchase Agreement is filed as an exhibit hereto and is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired:

The financial statements required by this item will be prepared in accordance with Regulation S-X and filed not later than 71 days after the date of this Report.

(b)	Pro forma financial information:

The financial statements required by this item will be prepared in accordance with Regulation S-X and filed not later than 71 days after the date of this Report.

(c)	Exhibits:

2	Asset Purchase Agreement dated as of February 8, 2005 (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to this agreement are omitted but will be provided supplementally to the Commission upon request.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly cased this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAVIGANT CONSULTING, INC.

Date: February 14, 2005	By:	/s/ Philip P. Steptoe
	Name:	Philip P. Steptoe
	Title:	Vice President, General Counsel and Secretary